 EXHIBIT 99.2

Phil Carlson

Good afternoon and welcome to Terra Tech Corp.’s first quarter 2020 financial results conference call. A replay of this call will be available at www.smallcapvoice.com. And it will be archived on the investor relations section of the Terra Tech website. Before we begin, please let me remind you that during the course of this conference call Terra Tech management may make forward looking statements. These forward looking statements are based on current expectations that are subject to a number of risks, certainties that may cause actual results to differ materially from expectations. These risks are outlined in the risk factor section of our SEC filings. Any forward looking statements should be considered in light of these factors. Please also note as a safe Harbor, any outlook we present is as of today, management does not undertake any obligation to revise any forward looking statements in the future. With me on the call today are Mr. Matt Morgan, Tara Tech's Chief Executive Officer and Megan Jimenez, Terra Tech's Chief Financial Officer. With that, I would now like to hand it over to Matt Morgan. Matt, please go ahead.

Matthew Morgan

Thank you, Phil. Hello and thank you for joining. Let me start by saying that I am pleased to be here to talk with you today. It's been a volatile few months, not just for the cannabis market, but also globally. To address the evolving circumstances we've been making several changes here at Terra Tech that I would want to update you on, on today's call. I'll give you an overview of where the company is today and then speak to the company’s greater strategy for the remainder of 2020 and beyond. I will then hand it over to Megan Jimenez, our new CFO who will talk to the financial results from the first quarter. First quarter revenue increased 111% over first quarter, 2019 to 4.3 million as a result of continued improvement in our cannabis segment operations, which are now operating more productively compared to 2019, when these operations were just ramping up. More specifically, we had year over year growth of point 8 million at our San Leandro store and higher sales from our NuLeaf production and NuLeaf cultivation operations, which are fully consolidated in our financial results of March 31st, 2020. This is also our first quarter as a combined company following Terra Tech’s  merger with OneQor Technologies in February. As a result of the merger Terra Tech is now operating as a holding company with a portfolio of investments in cannabis assets, consisting of OneQor, which is our CBD business and Terra Tech, which offers a broad portfolio of THC products to patients and customers.

As you know, the cannabis industry has experienced unprecedented volatility for several months now, including a lack of access to capital. In the first quarter, restrictions from the COVID-19 pandemic, presented new challenges and economic uncertainty. At Terra Tech, we saw many of the CBD contracts in OneQor’s pipeline fall through as retailers delayed purchase decisions and reversed plans to launch new CBD products in the stores. At the same time, our THC sales have strengthened year over year. This showed us that consumers right now are spending more on need to have products like medical cannabis and allocating less spend to CBD as is not considered a necessity. It's become clear to us that our California THC business is where the near term revenue generation opportunity is. The development of premium THC assets have always been at the core of our business and we offer a broad portfolio of medical and adult use cannabis products, including flowers, concentrates, and edibles.

We are strong in this area and we are increasingly clear that demand for these sorts of products is incredibly resilient even through pandemics and economic crisis. To deal with these dynamics head on, we implemented a strategy that will enable us to focus on near term revenue generation and stabilization of the business through our THC assets and away from longer term goals on the CBD side of the business, which has operated under OneQor. We're also streamlining our cost structure by shedding less lucrative assets to strengthen our cash position so that we can deploy capital and adapt our business strategy in the face of uncertainty. In recent months, when many companies have been forced to raise significant diluted funding to service their growth and cash burn, fortunately, we are uniquely positioned with a significant amount of available capital from our asset sales and investments that will fuel our growth without significantly impacting our capital structure.

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We expect asset sales to collectively bring in approximately 24 million over the course of the next 12 months. This includes previously announced sales of our three Blüm retail assets in Nevada and our Blüm retail store in Santa Ana, California. Furthermore, we anticipate realizing our investments in Hydrofarm Holding Group later in the year and have our other non-core assets such as our Carnegie Avenue property and cannabis license, property on fourth street Fremont in Nevada, and a stake in the Healing Tree Collective, which we expect will contribute to our cash balance as well. Cash generated from these assets sales will go towards paying off our accounts payable with the remainder going towards realigning our business and setting out a path to profitability in 2021. This includes completing the build out of our Hegenberger cultivation facility in the Bay area of California. We're also adapting our plans for East Dyer Road, Santa Ana, which was originally going to be an event center. The new plan for Dyer is a drive up model so customers won't have to leave their cars, but can come inside if they so choose, which we believe will resonate well with our people given the current COVID-19 climate. We're also focused on maximizing returns from our existing retail assets in San Leandro and Oakland, and we will continue to sell our popular IVXX branded wholesale products. We did experience some looting at these locations, but our products are largely insured. We remain committed to growing our presence in these markets as a leading player in this emerging consumer rich arena. Despite the current market conditions, we remain confident that Terra tech will have the potential to generate value and adapt our corporate strategy under these evolving circumstances. I'll now turn it over to Megan Jimenez, CFO, to recap our financial results for the quarter ended March 31st, 2020.

Megan Jimenez

The company generated revenues from continuing operations of approximately 4.3 million compared to approximately 2.1 million for the quarter ended March 31st, 2019 an increase of 2.2 million. The increase was primarily due to increased output from our cannabis cultivation and production operations in 2020 compared to 2019, when these operations were just ramping up. We also saw an increase in revenue from recreational sales of cannabis products in our Blüm San Leandro dispensary in the first quarter of 2020, compared to the first quarter of 2019, when only medical sales of cannabis products were permitted in San Leandro. Terra Tech's gross profit from continuing operations for the quarter ended March 31st, 2020 was approximately 2.3 million compared to approximately 1.6 million for the quarter ended March 31st, 2019, an increase of 0.7 million or 44%. Gross margin for the quarter ended March 31st, 2020 was approximately 54% compared to approximately 78% for the quarter ended March 31st, 2019. The decline in margin is largely attributed to an increase in direct labor and overhead costs from our cultivation, production and distribution operations, as they have become fully operational. Selling, general and administrative expenses from continuing operations for the three months ended March 31st, 2020 were approximately 9 million compared to approximately 8.6 million for the quarter ended March 31st, 2019, an increase of 0.4 million.

The increase was primarily due to a zero point 4 million increase in legal expenses incurred for the OneQor merger and various asset sales. Other operating expenses from continuing operations increased by approximately 4 million, primarily due to 5.1 million of impairment charges recorded in the first quarter of 2020 for Blum Oakland’s intangible assets and goodwill, which were offset by a 1.1 million non-recurring loss recorded in the first quarter of 2019 related to the consolidation of NuLeaf cultivation and production. We realized an operating loss from continuing operations of approximately 11.8 million for the three months ended March 31st, 2020 compared to an operating loss of 8.1 million for the three months ended March 31st, 2019. Non-operating expenses from continuing operations for the three months ended March 31st, 2020 were approximately 0.8 million compared to approximately 2.9 million in the prior year, primarily due to a decline in interest expense,

The net loss attributable to Terra Tech for the three months ended March 31st, 2020 was 17.3 million or 11 cents per basic and diluted share compared to a net loss of 11.7 million or 13 cents per basic and diluted share for the three months ended March 31st, 2019. We realized an operating loss from discontinued operations of 4.8 million for the three months ended March 31st, 2020 compared with a 0.5 million in the three months ended March 31st, 2019. This increase was primarily due to 3.2 million of losses recorded on sales of assets and lower gross profit from discontinued operations. The company had approximately 0.9 million of cash as of March 31st, 2020, compared with 1.2 million as of December 31st, 2019. We are continuing to monitor cashflow diligently as we wait for cash inflows from the sales of assets currently pending. Stockholders' equity for the period ended March 31st, 2020 amounted to approximately 70.1 million compared to approximately 75.3 million as of December 31st, 2019. With that, I'd like to turn the call back over to Phil for the question and answer session.

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Phil Carlson

Thank you, Megan. Matt, first question. When does the company expect to change its name to Onyx?

Matthew Morgan

Okay, great question, Phil. There's, there's a lot more that goes into a name change than most people realize. And, you know, with that being said, we were holding off on our name change for now so that we can concentrate on our pressing matters and current business operations to ensure we move forward in a positive manner as a company. And we'll circle back on the name change as things stabilize a bit more.

Phil Carlson

A second question. Does the company still plan on getting into the pharmaceutical CBD market?

Matthew Morgan

You know, this has been one of the most interesting years on record, and I think everyone would agree with me. Uh, there've been many unknowns that have surfaced, leading to a changing landscape, not only in business, but even beyond that. Many of our large accounts we had on the table originally have now pulled back and they have not given us any clarity on when they may be interested in ramping in the market. So giving all of these variables and nuances, we have decided to pull back on our aggressive stance on CBD for the time being, and focus on our core competency, which is THC and cannabis.

Phil Carlson

Perfect. Is the company only focusing on California now? How about Nevada?

Matthew Morgan

Yeah, so we're currently working on vacating our assets in Nevada and most of those are under contract as of now. And we really will be focusing on California. It's the largest market in the country and we just believe the upside is incredible. So we really want to focus on the state.

Phil Carlson

Okay. What gets you to profitability?

Matthew Morgan

You know, we're working on getting a profitability in a few different ways, Phil. We have been doing many different cuts in all areas of the company. We are working on improving efficiencies, focusing on current operations, as well as making plans to bring our non-operational assets operational. We're going to act on these different action items and we're hoping that it will start to bring us down a path to profitability.

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Phil Carlson

Okay. Given the recent news of looting at cannabis stores were any of your dispensary's targeted?

Matthew Morgan

Yeah. I kind of touched on this earlier, but you know, we have two stores, one up in Oakland, one in San Leandro. They were both targeted. They were looted, but we do have extensive insurance. And so we're working with the insurance companies now to, you know, to make sure that we are made whole as a company.

Phil Carlson

Okay. Does the company plan to access the capital markets anytime soon?

Matthew Morgan

We actually have no plans to access the capital markets, in the, in the near future. We have an extensive amount of non-dilutive capital coming in in the next 12 months to support growth and operations. You know, Phil, this includes about 20, a little over 20 million coming in from the sale of Nevada assets. And we have roughly 4 million coming in from the sale of some of our California assets. So, in addition to that, with the IPO market heating up, we believe we're going to be able to monetize our investment in Hydrofarm as well over the next 12 months. With this amount of capital coming in, we have no reason to go back to the capital markets and dilute our shareholders.

Phil Carlson

Okay, perfect. Thank you, Matt. I'll turn it back over to you for your closing remarks.

Matthew Morgan:

All right. Perfect. Thanks Phil. I'd like to thank everyone who sent in questions. To recap, the main points that I want you to take away from today's call. Our goal has always been to be a competitive and innovative player in the cannabis sector that offers market leading brands and products. Today that means taking steps to become lean and nimble during a period of uncertainty so that we can be sustainable for the years to come. The course correction away from diversification of our CBD assets in R and D and towards investment in our current THC assets will allow us to best utilize our capital and lead into the market with our THC brands. Strengthening our position by focusing on our core competencies and most lucrative assets are the actions that will allow us to deliver value in the short term and put the company on a path to profitability in 2021. I look forward to providing you with updates on our progress on future quarterly calls. With that guys, we'll close the line. Thank you to everyone.

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